UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 14. 2017

CONE Midstream Partners LP

(Exact name of registrant as specified in its charter)

Delaware	001-36635	47-1054194
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

CNX Center

1000 CONSOL Energy Drive

Canonsburg, Pennsylvania 15317

(Address of principal executive offices)

(Zip code)

Registrant’s telephone number, including area code:

(724) 485-4000

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company    ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☒

Item 5.01	Changes in Control of Registrant.

On December 14, 2017, CNX Gas Company LLC (“CNX Gas”), an indirect wholly owned subsidiary of CNX Resources Corporation, formerly known as CONSOL Energy Inc. (“CNX”), and NBL Midstream, LLC (“NBL Midstream”), a wholly owned subsidiary of Noble Energy, Inc. (“Noble”), entered into a Purchase Agreement, pursuant to which CNX Gas will acquire NBL Midstream’s 50% membership interest in CONE Gathering LLC (“CONE Gathering”) for a cash purchase price of $305 million and the mutual release of all outstanding claims between the parties (the “Transaction”).

CONE Gathering owns 100% of the membership interests in CONE Midstream GP LLC (the “General Partner”), the general partner of CONE Midstream Partners LP (the “Partnership”). The General Partner, as the general partner of the Partnership, owns a two percent general partner interest in the Partnership and all of the Partnership’s incentive distribution rights.

As a result of the Transaction, CNX, as the sole member of CNX Gas, will own 100% of the membership interest in CONE Gathering, and NBL Midstream will cease to be a member of CONE Gathering. As such, upon consummation of the Transaction, Noble will lose certain management and appointment rights with respect to the General Partner and the Partnership, and CNX will be the sole sponsor of the Partnership. Following consummation of the Transaction, Noble will continue to own 21,692,198 common units representing limited partner interests in the Partnership (the “Retained Units”); however, Noble has announced its intention to divest of the Retained Units over the next few years.

CNX and Noble have advised the Partnership that the Transaction is expected to close in the first quarter of 2018, subject to customary terms and conditions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONE Midstream Partners LP

By:	CONE Midstream GP LLC, its general partner

By:	/s/ David M. Khani
David M. Khani
Chief Financial Officer

Dated: December 18, 2017